CLINICAL TRIAL AGREEMENT
BETWEEN BIOSYN, INC.
AND THE NATIONAL INSTITUTE OF CHILD HEALTH AND HUMAN DEVELOPMENT

PREAMBLE

This Agreement is made by and between the National Institute of Child Health and Human Development, an agency of the United States Government, having offices at 9000 Rockville Pike, Bethesda, Maryland, 20892 (hereinafter referred to as "NICHD"), and Biosyn, Inc, an entity organized and existing under the laws of Pennsylvania and having a place of business at: 1800 Byberry Road, Building 13, Huntingdon Valley, PA 19006 (hereinafter referred to as "Company").

NICHD recognizes the importance of industry in the development of technologies into products that may benefit the public health. NICHD thus wishes to foster collaboration with industry whenever feasible. Specifically, NICHD shares with industry the important goal of defining the effect of a new drug or other agent for the prevention of conception. NICHD therefore recognizes and supports the need of a private sponsor to focus at the appropriate time on clinical trials, which lead to appropriate applications before the US Food & Drug Administration. The Company, in turn, recognizes the NICHD's mission to conduct research for the benefit of the public health, to disseminate the results of its research as widely and rapidly as feasible, and to preserve the spirit of free and open inquiry among clinical investigators.

AGREEMENT

The following statement serves as the basis for the conduct of a clinical study ("Study") jointly developed and conducted by Biosyn, Inc. and NICHD, as defined below:

1. DEFINITIONS.

"**Adverse Drug Experience**" means an adverse clinical event as defined under 21 C.F.R. § 312.32 or any other Federal Regulation, as is appropriate. Adverse Drug Experiences, including, but not limited to life-threatening, serious, and unexpected experiences as defined in 21 C.F.R. § 312.32 or other applicable Federal Regulation, shall be recorded on forms as specified in the protocol(s).

"**Affiliates**" means any corporation or other business entity controlled by, controlling or under common control with Company. For this purpose, "control" means direct or indirect beneficial ownership of at least fifty (50) percent of the voting stock or at least fifty (50) percent interest in the income of such corporation or other business.

"**Agent**" means the Company's proprietary 1% C31G vaginal gel.

"**Annual Report**" means the Annual Report required under 21 C.F.R. § 312.33, which is a brief report of the progress of an IND associated investigation which the IND sponsor is required to submit to the FDA within 60 days of the anniversary date that the IND went into effect. Annual Reports do not contain Identifiable Private Information.

"**Biological Product**" means any virus, therapeutic serum, toxin, antitoxin, or analogous product applicable to the prevention, treatment, or cure of diseases or injuries in humans, as further defined at 21 C.F.R. § 600.3(h).

"**Contract**" means a Funding Agreement that is a research and development contract requiring the contractor to perform for the benefit of the Government, with an expectation of completion of the stated research goals and the delivery of a report, data, materials or other product. Generally, Government contracts are administered under the Federal Acquisition Regulations (FAR), codified at Title 48 Code of Federal Regulations, Chapter 1. A "**Contractor**" is the entity receiving Federal funds under an awarded Contract.

"**Cooperative Agreement**" means a Grant wherein the funding Federal agency intends to be substantially involved in carrying out the research program. Cooperative Agreements may be used where the Federal agency intends for its scientists to directly collaborate with the researchers of the funded institution on a joint research project. The Federal agency may then pay for the research of both its employees and those of the funded institution (see 45 C.F.R. Part 74).

"**Cooperative Group**" means a group composed of investigators receiving Federal funds under a Cooperative Agreement who join together to develop and implement common protocols. Participation in a Cooperative Group is predicated on compliance with the requirements of the Department of Health and Human Services for clinical research, including the protection of human subjects.

"**Cooperative Research and Development Agreement**" or "**CRADA**" means an agreement entered into by NIH and a private party, pursuant to 15 U.S.C. § 3710a, as amended, and Executive Order 12591 of April 10, 1987. A CRADA is the only mechanism authorized by Congress through which a Federal agency may promise anyone present rights in future inventions of the agency. A CRADA is not a Funding Agreement.

"**Drug Master Files**" or "**DMFs**" means reference files submitted to FDA that are used in the review of investigational and marketing applications for human drugs. Drug Master Files are submitted to the FDA to allow another party to reference this material without disclosing to that party the contents of the file.

"**Extramural Investigator**" means an Investigator who is a not a government employee, whose research is funded at least in part by NIH under a Grant, Contract or Cooperative Agreement, and

who personally assumes organizational and fiscal responsibility for the conduct of the research under the Grant, Contract, or Cooperative Agreement.

"**FDA**" means the Food and Drug Administration, an agency of the Department of Health & Human Services.

"**Funding Agreement**" means a Contract, Grant, or Cooperative Agreement entered into between a Federal agency and another party for the performance of experimental, developmental, or research work funded in whole or in part by the Federal Government. Pertinent statutes include: 31 U.S.C. §§ 6303-6305; 35 U.S.C. §§ 200-212; and any and all implementing regulations thereof.

"**Government**" means the U.S. Government and any of its agencies.

"**Grant**" means a Funding Agreement that is an award of financial assistance which may be provided for support of basic research in a specific field of interest to the funding Federal agency. (See 45 C.F.R. Part 74, for grants from the U.S. Public Health Service.) While no specific product is anticipated, the funding agency may review the progress and direction of the funded research. A "**Grantee**" is the entity receiving Federal funds under an awarded Grant.

"**Human Subjects**" means individuals whose physiologic or behavioral characteristics and responses are the object of study in a research project. Under the federal regulations for the protection of human subjects, human subjects are defined as living individuals about whom an investigator conducting research obtains: (1) data through intervention or interaction with the individual; or (2) Identifiable Private Information.

"**Identifiable Private Information**" means patient-identifying data from medical records or attached to patient specimens, to be obtained prospectively or from stored medical records or specimens, that can be linked to individual human subjects, either directly or indirectly through codes. (See also 45 C.F.R. § 46.102(F)).

"**IND**" means an Investigational New Drug Application. The IND is the legal mechanism under which experimental drug research is performed in the United States. An IND is submitted to the FDA to receive approval to conduct experimental clinical trials. The FDA regulations require continual updates to the IND including, but not limited to, Annual Reports, Adverse Drug Experience reports, new protocols, protocol amendments, and pharmaceutical data.

"**IND Safety Report**" means a written report including Adverse Drug Experiences or other required information, pursuant to 21 C.F.R. § 312.32 or any other Federal Regulation, as is appropriate.

"**Investigator**" means any physician who assumes full responsibility for the treatment and evaluation of Human Subjects participating in research protocols, as well as for the integrity of research data.

"**Investigator's Brochure**", means, consistent with 21 C.F.R. § 312.23(a)(5), a document containing all the relevant information about the Agent, including animal screening, preclinical toxicology, and detailed pharmaceutical data. Also included, if available, is a summary of current knowledge about the pharmacology and mechanism of action and a full description of the clinical toxicities.

"**Multi-Party Data**" means any data, whether Raw Data or Summary Data, which is collected by Investigators in the research conducted under this Agreement concerning the combination of an agent proprietary to Company and at least one other agent proprietary to an entity not a party to this Agreement.

"**NDA**" means a New Drug Application. The NDA is the formal process by which the FDA approves a drug for commercial distribution.

"**NICHD**" means the National Institute of Child Health and Human Development, an Institute or Center of the NIH, in the Department of Health & Human Services, an agency of the United States Government.

"**NIH**" means the National Institutes of Health.

"**Proprietary Data**" means confidential scientific, business, or other technical data of a party, provided that such data:

- are not publicly known and are not available to the other party from other sources who are not under a confidentiality obligation to the owner of the information;
- have not been made available by its owner to others without a confidentiality obligation;
- are not independently created by the receiving Party by an employee lacking access to and knowledge of the substance of the Proprietary Data;
- are not required to be disclosed by law or court order; do not relate to potential hazards or cautionary warnings associated with the production, handling or use of the subject matter of this Agreement.

Regarding any particular subset of Proprietary Data, if any one or more of the above provisions of this definition is met during the term of this Agreement, the relevant information shall no longer be considered Proprietary Information.

"**Raw Data**" means the primary quantitative and empirical data first collected by the NICHD's intramural and extramural investigators from experiments and clinical trials conducted under the scope of this Agreement.

"Raw Data in NIH's Possession & Control" refers to Raw Data that either were originally generated by NIH or were transferred to NIH by a Grantee or Contractor.

"Sponsor" means an organization or individual who assumes legal responsibility for supervising or overseeing clinical trials with investigational agents.

"Summary Data" means a summary of the Raw Data generated by NICHD which will be made available to Company to prepare an Annual Report to the FDA. Summary Data do not include Identifiable Private Data.

"Yearly Summary Report" means a report prepared by the NICHD relating to this Study for use by Company in its Annual Reports to the FDA and for other administrative purposes. Such report shall contain the Summary Data from this Study and shall be available to the public in accordance with NICHD policy.

2. REGULATORY FILINGS.

Company is the IND holder for the clinical trials covered in this CTA, *"A Multicenter, Randomized, Double-Masked, Comparator Study of the Safety and Contraceptive Efficacy of C31G Vaginal Gel Compared to Conceptrol® Vaginal Gel,"* and *"A Multicenter, Open-Label Study of the Safety and Contraceptive Efficacy of C31G Vaginal Gel,"* IND#54,549. Information will be fully shared from IND #54,549, including, but not limited to, Investigator's Brochures, IND Safety Reports, Annual Reports, and formulation and preclinical data, including toxicology findings. All information shared under the preceding sentence will be used solely for the purpose of conducting the Studies and performing the obligations under this Agreement. However, certain Company proprietary information that is not required for the conduct of the Study may be held in confidence by Company and not disclosed to NICHD. Proprietary information that is shared shall be marked as such as per Article 9. NICHD shall not file an NDA or its equivalent for the Agent.

3. PROTOCOL(S).

The Study will be conducted in accordance with the attached protocols entitled, *"A Multicenter, Randomized, Double-Masked, Comparator Study of the Safety and Contraceptive Efficacy of C31G Vaginal Gel Compared to Conceptrol® Vaginal Gel,"* and *"A Multicenter, Open-Label Study of the Safety and Contraceptive Efficacy of C31G Vaginal Gel."* NICHD and Company developed these protocols jointly. Each filed protocol may be amended only by a written Amendment signed by authorized representatives of both parties.

4. CONDUCT OF STUDY.

The Study shall be conducted in accordance with the terms of this Agreement, the Protocol(s), and all applicable federal laws, regulations, and guidelines. The location(s) where the Study is to be conducted and the number of patients to be enrolled in the Study are, or will be, set forth in the Protocol(s). In conducting the Study pursuant to this CTA, NICHD may utilize Extramural Investigators who will conduct the Protocol(s) pursuant to Grant, Contract, or Cooperative Agreement. Extramural Investigators, such as those in the Contraceptive Clinical Trials Network, may be used to complete all or part of the Study.

5. DRUG INFORMATION AND SUPPLY.

Company shall provide, without charge, sufficient quantities of the Agent to complete the Study to NICHD, and/or the extramural Contractors. NICHD shall use the Agent (and all data or information supplied by Company relating to the Agent) solely for the conduct of the Protocol(s) in the Study and NICHD shall not perform any analysis or modification of the Agent without Company's prior written consent. NICHD shall, when in possession of Agent, comply with any storage and handling instructions specific to Agent and provided by Company. Upon completion or early termination of the Study for any reason, NICHD shall return all unused supplies of the Agent to Company unless otherwise mutually agreed upon. The contact person for NICHD shall be Diana Blithe, Ph.D. (telephone 301-435-6990) and the Company contact regarding drug supply will be Robyne Kelemen, PhD, (215 914 0900 x 624). Furthermore, Company shall provide Certificates of Analysis to NICHD for each lot of finished product provided. All Protocols sponsored by NICHD using Agent must be mutually agreeable to Company and NICHD, in as much as Company will have final authority over the original provision of Agent to NICHD.

On early termination of this Agreement, unless the Study is terminated for safety reasons, Company shall supply enough Agent to complete the Study for then-enrolled patients. Furthermore, in the event Company elects to terminate its development of Agent without the transfer of its development efforts and obligations under this Agreement to another party within ninety (90) days of discontinuation, and NICHD wants to continue development of Agent, then Company will:

(i) provide NICHD with Agent and/or matching placebo from Company inventory sufficient to complete the Study in the manner described in the Protocol. Or,

(ii) arrange, at Company's expense, for an independent contractor to manufacture and provide NICHD Agent and/or matching placebo sufficient to complete the Study in the manner described in the Protocol.

In the event that Company is unable to meet the obligations imposed by (i) or (ii) above, then at the election of NICHD, Company shall make available to NICHD all information owned or

controlled by Company that is necessary to allow NICHD to contract and manufacture said Agent and/ or matching placebo independent of Company for use in preclinical studies and clinical trials. Such obligation shall last until either a date on which an alternate source of equivalent materials, acceptable to NICHD, can be obtained by NICHD, or two years after the date of notification by Company to NICHD that Company elects to terminate its development of Agent, whichever comes first.

Further, Company hereby grants to NICHD a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States any invention which Company may have or obtain on Agent, its manufacture, or on the process for use of Agent, throughout the world, for medical research purposes, but this license shall become effective only if and when Company terminates its development of Agent without the transfer of its development efforts to another party within ninety (90) days of termination, and NICHD elects to continue the development of Agent.

6. ADVERSE DRUG EXPERIENCE REPORTS.

NICHD shall provide Company with all Adverse Drug Experience forms resulting from this study. Additionally, NICHD shall provide tabulations of all Adverse Drug Experiences to Company at periodic intervals to be mutually agreed upon, but no less often than is required for reporting to the FDA, including updating the Annual Report and Investigator's Brochure.

Company, as IND holder of IND #54,549 for C31G, will be responsible for all submissions to FDA. Company agrees to provide to NICHD copies of all IND Safety Reports and Annual Reports concurrently with their submission to FDA, for its INDs for 1% C31G vaginal gel. Two INDs exist for 1% C31G vaginal gel: (1) IND #54,549, with protocols entitled, "*A Multicenter, Randomized, Double-Masked, Comparator Study of the Safety and Contraceptive Efficacy of C31G Vaginal Gel Compared to Conceptrol® Vaginal Gel*" (Protocol # CCN004), and "*A Multicenter, Open-Label Study of the Safety and Contraceptive Efficacy of C31G Vaginal Gel*" (Protocol # CCN005), and (2) IND #59,283, with protocols entitled, "*Randomized Controlled Trial of Savvy and HIV in Ghana*" (Protocol #9779) and "*Randomized Controlled Trial of Savvy and HIV in Nigeria*" (Protocol #9784). Company will provide relevant IND Safety Reports from IND #59,283 that did not originate from this Study to NICHD as Proprietary Data by marking it "CONFIDENTIAL," as described in Article 9.

7. DATA RIGHTS.

A. Raw Data

Raw Data generated under this Study shall be the property of the party that generates it. Contractors or Grantees are not Parties to this Clinical Trial Agreement, and this Clinical Trial Agreement does not address rights to data generated at Contractor or Grantee institutions. The Contracts with the extramural institutions participating in this Study are subject to the terms of 48 C.F.R. § 52.227-14. Company access to and review of Identifiable Private Information in

NICHD's Raw Data shall be only for on-site quality auditing. Company will receive Identifiable Private Information only if necessary for purposes of satisfying FDA or other health authorities' reporting requirements, and for internal research purposes directly related to obtaining regulatory approval of Agent. Company is prohibited from access, review, receipt, or use of such information for other purposes. All IRB approved Protocols and informed consent documents related to this research project will clearly describe this practice. If the Company will have access to Identifiable Private Information, the Protocol and every informed consent must clearly state (i) the existence of the Company; (ii) the Company's access to Identifiable Private Information, if any; and (iii) the extent to which confidentiality will be maintained.

All other Raw Data in NIH's Possession & Control will be made fully available to Company for its own analysis and for use and disclosure in its applications to FDA, and will be publicly released by NICHD only in accordance with applicable federal regulations and guidelines. Until such public release, no persons or party other than NICHD, Company, its contractors, and/or its Affiliates shall have any rights to use the Raw Data obtained from the Study for purposes of filing any regulatory filing, without the prior written permission of both parties.

Upon completion of the Study, Company will be provided with a copy of the complete database, analysis data set and safety data in a machine-readable format compliant with current FDA guidances for electronic submissions to be determined jointly. The process of determining Company's specifications for storing and transfer of data shall be mutually agreed upon. Costs associated with meeting these specifications shall be borne by Company. Company and NICHD will mutually determine the reasonable additional costs to be borne by Company after discussing the data requirements.

B. Summary Data

The Summary Data shall be the property of the party generating it and, subject to Article 9 below, shall not be released to the public without prior review by its owner of the proposed release. Subject to the restrictions in this Article, Company retains the right to access the Raw Data and Summary Data for legitimate business or regulatory purposes and to use the Raw Data and Summary Data for any regulatory filings Company deems necessary or appropriate.

8. FDA MEETINGS.

NICHD shall have the right to participate fully in any and all discussions with FDA regarding the design and endpoints of the pivotal trials for the protocols in Article 3, for the prevention of conception, which are related to IND# 54,549. All meetings with FDA concerning IND #54,549 and the protocol(s) in Article 3 will be discussed by Company and NICHD in advance, and the Parties will mutually agree upon all dates. Company will have the option to set the agenda for such meetings, may take the initiative in arranging meetings with the FDA, and will be ultimately responsible for pursuing approval of the Agent by FDA.

9. PROPRIETARY DATA.

For a period of five (5) years from the date of filing of the NDA on Agent by Company, NICHD shall treat as confidential any Proprietary Data provided by Company in writing, and which has been conspicuously marked as "CONFIDENTIAL." For a period of three (3) years from the date of disclosure, Biosyn shall treat as confidential any Proprietary Data provided by NICHD in writing, and which has been conspicuously marked as "CONFIDENTIAL." With respect to any orally disclosed Proprietary Data that Company asserts is confidential, Company shall reduce to writing within thirty (30) days after disclosure the primary substance of the information contained in the oral disclosure which Company believes is confidential. For any Proprietary Data that is still secret and confidential at the end of this period, if the providing Party requests and if the receiving Party concurs, this obligation of confidentiality shall be extended for up to an additional two (2) years. During the period of confidentiality, the Party receiving Proprietary Data shall take all reasonable steps to maintain the confidentiality of the Proprietary Data, such efforts to be no less than the degree of care employed by the receiving Party to preserve and safeguard its own confidential information, and Proprietary Data shall be disclosed only to the receiving Party's employees and/or contractors who are directly involved with the Study and who are bound to their employer to maintain the confidentiality of their employer's data, unless otherwise agreed in writing by the providing Party. NICHD agrees that Proprietary Data shall not be used, reproduced, or disclosed other than for the purpose of carrying out this Agreement and the activities contemplated by the Protocol(s). Company will submit any IND Safety Reports from IND #59,283 to NICHD as Proprietary Data by marking it "CONFIDENTIAL." This section is not applicable to IND Safety Reports originating from this Study under IND #54,549.

10. MONITORING.

Subject to the restrictions in Article 7 concerning Identifiable Private Information, NICHD shall permit Company and/or Company's designee(s) reasonable access to Study site(s) with advance notice to monitor the conduct of the Study as well as to audit records, case report forms, source documents, and other data relating to the Study, in order to verify NICHD's compliance with its obligations herein.

11. PUBLICATIONS.

The Parties agree that the principal investigators are encouraged to make publicly available the results of their research. Before either Party submits a paper or abstract for publication or otherwise intends to publicly disclose information about the research, the other Party shall be provided thirty (30) days to review the proposed publication or disclosure to assure that Proprietary Data is protected and to allow the other party an opportunity to understand and analyze the interpretation of the data and conclusions to be included in such publication. The publication or other disclosure shall be delayed for up to thirty (30) additional days upon written

request by any Party as necessary to preserve U.S. or foreign patent or other IP rights or to allow further analysis of the underlying data.

Recognizing that both NICHD and Company scientists may play an important role in the design, analysis, and interpretation of the findings of the Study, consideration shall be given by the authors of any publication to include individuals from the other party in the authorship of publications based on the Study, as is appropriate under governing norms in the scientific community.

12. USE OF NAME.

Company may use, reference, and disseminate reprints of scientific, medical, and other published articles which disclose the name of the NICHD, the NIH, or the Department of Health & Human Services (consistent with U.S. copyright laws), provided such use does not constitute an endorsement of any commercial product or service by the NICHD, the NIH, or any other arm of the Government. Company shall take every step possible to ensure that references to the articles are accurate, and shall explicitly state that any such reference does not claim, infer or imply an endorsement or recommendation of the product by the Investigator, NICHD, NIH, or DHHS. Company shall not use the name of any of the foregoing in any advertising, packaging, or promotional material in connection with Agent except with the written permission of NICHD, or as may be required by law. Company-issued press releases that reference or rely on the work of NICHD under this Agreement shall be made available to NICHD at least seven (7) days prior to publication for review and comment.

13. INTELLECTUAL PROPERTY.

Generally, the right to own inventions, discovered or made solely in connection with work covered by this Agreement, is retained by the Party that employs the inventor(s), and where at least one employee from each Party qualifies as a co-inventor, the Parties jointly own the invention. Both Company and NICHD recognize that these rights will be determined under patent law. Each Party will notify the other upon filing a patent application on any invention its employees make while participating in this Agreement, and further, each Party will provide information about the invention in sufficient detail to enable the other Party to determine whether any of its employees might be a co-inventor. For rights owned by NIH in such inventions, NICHD will seriously consider Company's request for a nonexclusive, partially exclusive, or exclusive royalty-bearing license to make, use, sell, and/or import products embodying the invention as claimed in the filed patent application, subject to the terms of 35 U.S.C. §§ 207, 208, and 209, along with 37 C.F.R. Part 404. Inventions made by an Extramural Investigator or other staff of a Contractor or Grantee are not owned by NICHD.

Nothing herein shall be construed as granting to NICHD any license or right under Company patents or other intellectual property rights on the Agent, except the right to conduct the Study

using samples of the Agent supplied under this Agreement. Neither party shall be obligated to enter into any further arrangement regarding the Agent or its development. Company may proceed with the development of the Agent as a product at its own discretion and cost, even in parallel with the Study.

14. TRAVEL AND OTHER INTERACTIONS.

In order to foster development of Agent, NICHD staff may be required to travel to Company and may be required to present data in selected scientific meetings. As part of this Agreement, the Parties agree that Company may elect to provide for the transportation and lodging costs for attendance of NICHD staff in such activities. Selection of participating NICHD staff must be based on choices mutually acceptable to both Company and NICHD. Both parties must agree that the activities would be appropriate under this Agreement, and acceptance of Company's support of NICHD's participation in these activities will be contingent upon appropriate NICHD approval. Other interactions that materially assist the development of potentially important new therapies will also be possible. Mutual agreement and appropriate NICHD approval will be necessary, according to the terms of this Agreement. However, notwithstanding anything to the contrary, this Agreement does not represent a Cooperative Research And Development Agreement under the Federal Technology Transfer Act (15 U.S.C. § 3710a, as amended). Travel costs are limited by the Federal Travel Rules and Regulations for all government staff whether paid for by government funds or private companies.

The relationship of the Parties is that of independent actors, and not agents of each other or joint venturers or partners. Each Party shall maintain sole and exclusive control over its personnel and operations. Company employees who will be working at NIH facilities may be required to sign a Guest Researcher or Special Volunteer Agreement, as appropriate.

All notices pertaining to or required by this Agreement shall be in writing, shall be signed by an authorized representative, and shall be delivered by hand or sent by certified mail, return receipt requested, with postage prepaid, to the addresses indicated on the signature page for each Party. Any Party may change such address by notice given to the other Party in the manner set forth above.

15. LIABILITY.

Company agrees to hold the U.S. Government harmless and to indemnify the U.S. Government for all liabilities, demands, damages, expenses and losses arising out of the use by Company for any purpose of clinical data (Raw Data, Raw Data in NIH's Possession & Control, Summary Data) or reports (Annual Reports or Yearly Summary Reports) produced under this Agreement, unless due to the negligence or willful misconduct of NICHD, its employees, or agents. NICHD has no statutory authority to indemnify the Company. Each party shall otherwise be liable for any loss, claims, or damages it incurs in connection with this Agreement, except that NICHD, as

an agency of the United States, assumes liability only to the extent as provided under the Federal Tort Claims Act (28 U.S.C. chapter 171, §§ 2671-2680).

16. GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with Federal law as interpreted by the Federal Courts of the District of Columbia. Further, NICHD and Company shall comply with all Federal laws and regulations relating to animal use and Human Subject research in connection with this Study. In particular, Company shall comply with all Department of Health and Human Services regulations and policies relating to Human Subject research and to the use and care of laboratory animals.

17. SEVERABILITY AND INTEGRATION.

The terms of this Agreement are severable. Titles and headings of the articles of this Agreement are for convenient reference only, do not form a part of this Agreement, and shall in no way affect its interpretation. If any item or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected, and each remaining item and provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law. This Agreement constitutes the entire agreement between the Parties concerning the subject matter of this Agreement, and supersedes any prior understanding or written or oral agreement.

18. AMENDMENTS.

Upon mutual agreement of both parties, this Agreement may be amended as necessary to ensure the Agreement accurately reflects the terms and scope of the collaborative effort. All amendments must be in writing and signed by authorized representatives of both parties. Neither this Agreement nor any rights or obligations of any Party hereunder shall be assigned or otherwise transferred by either Party without the prior written consent of the other Party. However, Company does not need the prior written consent of NICHD if the assignment is incident to a merger with, share exchange with, or sale of substantially all of its assets to, a third party, provided that (a) the third party first agrees to assume all the duties and responsibilities of Company under this Agreement, and (b) Company provides NICHD with at least ten (10) days' prior notice of the effective date of the event.

19. EXPIRATION AND TERMINATION.

A. This Agreement expires on the earlier to occur of the completion of the Study or five (5) years after the date of full execution of this Agreement. If the Study has not been completed within five (5) years of the date of full execution of this Agreement, this Agreement may be renewed for successive two (2) year renewal terms by simple letter agreement until completion

of this Study, unless earlier terminated as provided below. Said expiration date may be changed by mutual agreement and written amendment of this Agreement.

B. This Agreement may be mutually terminated at any time by the written consent of the Parties.

C. Either Party may unilaterally terminate this Agreement at any time without cause by giving written notice to the other Party at least sixty (60) days prior to the desired termination date. If Company unilaterally terminates this Agreement, Company agrees to supply enough Agent to complete the Protocols as are then ongoing, pursuant to Article 5.

D. The terms of this Agreement concerning Identifiable Private Information, confidentiality of Proprietary Data, and supply of Agent shall survive termination of this Agreement.

20. *FORCE MAJEURE* EVENT.

Neither Party shall be responsible for performing after any unforeseeable event beyond its reasonable control that causes such Party to be unable to perform its obligations under this Agreement, provided that the event was not caused by the fault or negligence of such Party, and that the Party has been unable to overcome by the exercise of due diligence. If such a *force majeure* event occurs, the Party unable to perform shall promptly notify the other Party. Further, the Party shall use best efforts to resume performance as quickly as possible and shall suspend performance only for such period of time as the *force majeure* event requires.

21. SURVIVORSHIP

The provisions of Articles 5, 7, 9, 12, and 15 shall survive expiration or termination of this Agreement.

SIGNATURES BEGIN ON THE NEXT PAGE

AGREED AND ACCEPTED

By executing this Agreement, each of the undersigned represents and confirms that s/he is fully authorized to bind the identified entity to its terms. Each of the undersigned expressly certifies or affirms that the contents of any statement made or reflected in this document are truthful and accurate. ANY FALSE OR MISLEADING STATEMENTS MADE, PRESENTED, OR SUBMITTED TO THE GOVERNMENT, INCLUDING ANY RELEVANT OMISSIONS, UNDER THIS AGREEMENT AND DURING THE COURSE OF NEGOTIATION OF THIS AGREEMENT ARE SUBJECT TO ALL APPLICABLE CIVIL AND CRIMINAL STATUTES, INCLUDING FEDERAL STATUTES 31 U.S.C. §§ 3801-3812 (CIVIL LIABILITY) AND 18 U.S.C. § 1001 (CRIMINAL LIABILITY, INCLUDING FINE(S) AND/OR IMPRISONMENT).

FOR THE NATIONAL INSTITUTE OF CHILD HEALTH AND HUMAN DEVELOPMENT:

Duane Alexander
Duane Alexander, M.D.
Director, NICHD

12/14/04
Date

Mailing Address for Notices:

c/o NCI Technology Transfer Branch
Suite 450, MSC 7181
6120 Executive Blvd.
Rockville, MD 20892-7181
301-496-0477 telephone
301-402-2117 facsimile

FOR Biosyn:

Anne-Marie Corner

Name: Anne-Marie Corner
Title: Senior VP

11/17/04
Date

Mailing Address for Notices:

Biosyn Inc
Bldg 13
1800 Byberry Rd
Huntingdon Valley
PA 19006